Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Wednesday, March 4, 2020

Titan International, Inc. Reports 2019 Results

Quarter Highlights

•	Net sales were $301.8 million, a $61.6 million YOY decrease, net sales would have been $308.2 million on a constant currency basis

•	SGARD expenses were $33.5 million (11.1% of net sales)

•	Loss from operations was $17.5 million

•	Net loss applicable to common shareholders was $24.8 million and EPS was $(0.41), with adjusted EPS of $(0.40)

•	Adjusted EBITDA was $(2.9) million

Full-Year Highlights

•	Net sales were $1.45 billion, a $153.7 million YOY decrease, net sales would have been $1,502.6 million on a constant currency basis

•	SGARD expenses were $147.6 million (10.2% of net sales)

•	Loss from operations was $28.4 million

•	Net loss applicable to common shareholders was $50.4 million and EPS was $(0.84), with adjusted EPS of $(0.76)

•	Adjusted EBITDA was $38.2 million

QUINCY, ILLINOIS, March 4, 2020 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the fourth quarter and year ended December 31, 2019.

Net sales for the fourth quarter of 2019 were $301.8 million, compared to net sales of $363.4 million for the fourth quarter of 2018, representing a $61.6 million, or 17.0 percent, decrease. On a constant currency basis, net sales would have been $308.2 million. Net loss applicable to common shareholders for the fourth quarter of 2019 was $24.8 million, equal to $(0.41) per basic and diluted share, compared to net loss applicable to common shareholders of $13.4 million, equal to $(0.22) per basic and diluted share, in the fourth quarter of 2018. The fourth quarter 2019 adjusted net loss attributable to Titan was $24.4 million, equal to $(0.40) per basic and diluted share, compared to net loss attributable to Titan of $12.3 million, equal to $(0.21) per basic and diluted share, in the comparable prior year period.

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Net sales for the year ended December 31, 2019 were $1.45 billion, compared to net sales of $1.60 billion for the full year 2018, representing a $153.7 million decrease. On a constant currency basis, net sales would have been $1.50 billion. Net loss applicable to common shareholders for the year ended December 31, 2019 was $50.4 million, equal to $(0.84) per basic and diluted share, compared to net income applicable to common shareholders of $3.9 million, equal to $0.06 per basic and diluted share, for the year ended December 31, 2018. The adjusted net loss attributable to Titan for the year ended December 31, 2019 was $45.7 million, equal to $(0.76) per basic and diluted share, compared to adjusted net income attributable to Titan of $16.1 million, equal to $0.27 per basic and diluted share, in the comparable prior year period.

“We have concluded a challenging year for Titan and our industry,” commented Paul Reitz, President and Chief Executive Officer. “This comes on the heels of a very successful 2018. Titan, along with many of our customers, started 2019 with expectations for promise of further growth, but ultimately it produced significant volatility and uncertainty with poor Ag conditions due to North America weather and the China trade battles. The fourth quarter was especially challenging with our primary OE customers producing below retail demand levels, which drove our sales well below the volume at which we could produce profitability.

“Notwithstanding the significant challenges, we made strides in 2019 including an improved focus on working capital management, which drove $45 million in operating cash flow despite $28 million of operating losses. In addition, we maintained and even improved our leadership in our primary markets through customer positioning and continuing to produce high quality and innovative products.

“It’s important to highlight that we are working diligently on a number of internal initiatives that are designed to give rise to improved 2020 profitability, allowing us to target full-year EBITDA of $75 million excluding currency impacts, on relatively flat sales of approximately $1.45 billion. Titan's management team has presented the 2020 plan to our Board of Directors to obtain that EBITDA level and our compensation plan is based on achieving it. In addition to the expected financial improvements noted above, we have the support of our Board of Directors to review all of our non-core and underperforming assets as a means to further optimize our overall performance, and have included that as part of our incentive plan.
“With the first phase of the China trade deal completed, we've seen North American farmer sentiment improve and expect them to hit the fields hard this spring. That said, we are not sitting still waiting for markets to improve and have numerous internal initiatives intended to improve results. The operational cost structure actions designed to drive improvements of $10 - $12 million and anticipated benefits from our 80/20 initiatives outlined previously are included within this target. As part of our 80/20 initiative, we are also introducing strategic pricing that recognizes the value of our products. The combined impact of all 80/20 efforts should deliver another $5 million through improved margins. We expect to perform significantly better in our North American Wheel operations as we have gained better control on our steel purchasing and improved efficiency in production, and we believe that we can improve operating performance by at least $15 million year-over-year. We also realize our tire plant utilization in North America needs to improve and are working on multiple solutions to address this issue. In 2020, we are targeting SG&A and R&D costs of approximately $140 million for the full year, which we believe will add $7 million of profitability improvement. Additionally, we currently anticipate driving further improvements in our cash flow through improving working capital by more than $25 million.
“Also, we anticipate our North American Ag OE customers should return to normalcy in terms of their production at retail levels, and we have seen early signs of this during the current quarter. In addition, we expect increases in our aftermarket sales, particularly in North American Ag, again with increases already seen during the early part of 2020. We believe there are a number of triggers in place that could drive markets to improve later in 2020. We hope to gain more visibility for the year over the coming months, and expect to provide an update after there is more clarity.
“Titan produces high-quality products that are critically important to our customers. We continue to experience success in the aftermarket with our market leading LSW’s, while Kubota is doing a tremendous job rolling-out our new R14 tire/wheel assembly to its strong base of customers. We are the only global company that can produce tens of thousands unique wheels and thousands of different tires. We have the strength of the Goodyear farm tire brand as the only brand known worldwide for over 100 years. It also doesn’t hurt us that in today’s world, OEM’s

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are more cognizant of having a supply chain that is overly reliant on China and India. Regardless of the current day concerns, people will continue to eat protein-based diets and populations will continue to grow. We are cautiously optimistic that our markets will stabilize and perhaps improve slightly, but we are not going to wait to let it come to us and, in the meantime, we continue to take actions to improve our performance, gain stability and strengthen our financial position. With 2018 as a barometer for our more recent financial performance, we see a path to perform at 2018 levels and beyond. We believe that this will be a significant year of change for Titan.”

Results of Operations

Net sales for the fourth quarter ended December 31, 2019, were $301.8 million, compared to $363.4 million in the comparable quarter of 2018, a decrease of 17.0 percent driven by sales decreases in all segments. Overall, net sales volume was down 18.6 percent from the comparable prior year quarter, due primarily to continued weakness in the North America agriculture market, as well as a slowdown of global construction market conditions, particularly in undercarriage. Global trade issues continue to be the primary factor for the market challenges that Titan currently encounters. Unfavorable currency translation further decreased net sales by 1.8 percent while favorable price/mix contributed a 3.4 percent increase in net sales during the quarter.

Net sales for the year ended December 31, 2019, were $1.45 billion, compared to $1.60 billion in the comparable full year 2018, a decrease of 9.6 percent driven by sales decreases in all segments. This decrease reflects ongoing economic and weather challenges in the agricultural sector and a tightening of the construction market during 2019, which significantly impacted our undercarriage business. Global trade issues were a major factor for the market challenges that Titan encountered. Overall, net sales volume was down 10.0 percent and unfavorable currency translation further decreased net sales by 3.4 percent, during the year ended December 31, 2019 as compared to 2018. Favorable price/mix partially offset these declines and contributed a 3.8 percent increase in net sales.

Gross profit for the fourth quarter ended December 31, 2019, was $18.3 million, compared to $36.7 million in the comparable prior year period. Gross margin was 6.1 percent of net sales for the quarter, compared to 10.1 percent of net sales in the comparable prior year period. The decrease in gross profit was primarily driven by the impact of lower sales volume across most geographic regions and the significant impact on production efficiencies and related reduced absorption of fixed costs.

Gross profit for the year ended December 31, 2019, was $129.0 million, compared to $198.3 million in the comparable prior year period. Gross margin was 8.9 percent of net sales for the year ended December 31, 2019 compared to 12.4 percent of net sales in the comparable prior year period. The decrease in gross profit and margin was driven by lower sales volume, production inefficiencies and higher material costs, particularly in North American Wheel operations relating to elevated steel inventories and related costs in the second and third quarters of 2019. The impact on 2019 costs and gross profit related to North American Wheel operations was approximately $15 million versus 2018.

Selling, general, administrative, research and development (SGARD) expenses for the fourth quarter of 2019 were $33.5 million, compared to $35.4 million for the comparable prior year period. As a percentage of net sales, SGARD was 11.1 percent, compared to 9.7 percent for the comparable prior year period. The decrease in SGARD was driven primarily by reduced costs related to cost reduction initiatives and the timing of technology investments.

SGARD expenses for the year ended December 31, 2019 were $147.6 million, compared to $145.9 million for the prior year. As a percentage of net sales, SGARD expenses were 10.2 percent, compared to 9.1 percent for the comparable prior year period. The increase in SGARD expenses was primarily driven by an increase in technology expense in North America related to stabilization of the current ERP platform and investments in corporate systems. In addition, during 2019, the Company incurred approximately $2.7 million related to a postponed public listing of its subsidiary, ITM, which produces undercarriage products on a global scale. The increased costs were partially offset by lower bonus and sales commission expense as well as lower research and development salaries, benefits and facility costs as a result of more focused efforts in North America and undercarriage as compared to more significant product developments in 2018.

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Loss from operations for the fourth quarter of 2019 was $17.5 million, or 5.8 percent of net sales, compared to a loss of $0.9 million, or 0.3 percent of net sales, for the fourth quarter of 2018.  Loss from operations for the year ended December 31, 2019 was $28.4 million, or 2.0 percent of net sales, compared to income of $42.2 million, or 2.6 percent of net sales, for the year ended 2018. The decrease in income from operations for each of these periods was primarily driven by lower net sales and the net result of the items previously discussed.

The fourth quarter 2019 net loss applicable to common shareholders was $24.8 million, equal to $(0.41) per basic and diluted share, compared to net loss of $13.4 million, equal to $(0.22) per basic and diluted share, in the comparable prior year period. Net loss applicable to common shareholders for the year ended December 31, 2019, was $50.4 million, equal to $(0.84) per basic and diluted share, compared to net income of $3.9 million, equal to $0.06 per basic and diluted share, in the comparable prior year period.

The fourth quarter 2019 adjusted net loss attributable to Titan was $24.4 million, equal to $(0.40) per basic and diluted share, compared to an adjusted net loss of $12.3 million, equal to $(0.21) per basic and diluted share, in the comparable prior year period. The year ended December 31, 2019 adjusted net loss attributable to Titan was $45.7 million, equal to $(0.76) per basic and diluted share, compared to adjusted net income of $16.1 million, equal to $0.27 per basic and diluted share, in the comparable prior year period. The Company utilizes adjusted net income (loss) attributable to Titan, a non-GAAP measure, as a means to measure its operating performance. A reconciliation of adjusted net income (loss) attributable to Titan to net income (loss) applicable to common shareholders can be found at the end of this release.

EBITDA was $(1.5) million for the fourth quarter of 2019, compared to $10.8 million in the comparable prior year period. Adjusted EBITDA was $(2.9) million for the fourth quarter of 2019, compared to $14.8 million in the comparable prior year period.

EBITDA was $39.5 million for the year ended December 31, 2019, compared to $107.9 million in the comparable prior year period. Adjusted EBITDA was $38.2 million for the year ended December 31, 2019, compared to $119.1 million in the comparable prior year period.

The Company utilizes EBITDA, adjusted EBITDA, and adjusted net income (loss) attributable to Titan, non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of the most comparable GAAP financial measure to adjusted net income (loss) attributable to Titan, EBITDA and adjusted EBITDA can be found at the end of this release.

Segment Information

Agricultural Segment

(Amounts in thousands)	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$139,919	$149,864	$652,558	$694,268
Gross profit	9,173	17,064	55,971	94,217
(Loss) income from operations	(6,071)	10,203	10,991	62,065

During the quarter, lower sales volume contributed 15.0 percent of the decrease in agricultural net sales, while unfavorable currency translation, primarily in Latin America and Europe, decreased net sales by 2.0 percent. Positive price/mix increased net sales by 10.3 percent during the current quarter. Lower sales volumes were primarily caused by challenging market conditions and economic softness in all geographies as well as ongoing global trade issues, which continue to cause significant uncertainty for Titan's customers. The decrease in gross profit was primarily driven by the impact of lower sales volume and the significant impact on production efficiencies.

During the year ended December 31, 2019, a volume decrease of 13.2 percent and unfavorable foreign currency

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translation of 3.3 percent contributed to the decrease in net sales while favorable price/mix, experienced by all geographic locations except for Australia, partially offset this decrease with a 10.5 percent positive impact on net sales. Lower sales volumes were primarily caused by challenging market conditions and economic softness in most geographies as well as ongoing global trade issues. The decrease in gross profit was driven by lower sales volumes, unfavorable foreign currency translation and production inefficiencies. In addition, we experienced underperformance in our North American Wheel operations from reductions of steel inventory at higher than current prices, which compressed gross profit by approximately $12 million during the year.

Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$131,567	$173,676	$648,753	$741,733
Gross profit	6,872	15,515	57,678	80,056
(Loss) income from operations	(10,185)	3,557	(1,892)	31,141

During the quarter, the decrease in earthmoving/construction net sales was driven by decreased volume, which negatively impacted net sales by 23.4 percent. This decrease was primarily due to a tightening within the construction market in our undercarriage business in all geographies. Unfavorable currency translation across most non-US geographies decreased net sales by 1.4 percent, partially offset by favorable price/mix of 0.5 percent. The decrease in gross profit was primarily driven by the lower sales volume, which created certain production inefficiencies and reduced fixed cost absorption.

The decrease in earthmoving/construction net sales for the year ended December 31, 2019 was driven by decreased sales volume of 9.3 percent and unfavorable foreign currency translation of 3.3 percent. Price/mix was flat year over year. Lower sales volume was experienced in most geographies, except Latin America, and also a result of tightening within the construction market, which was most impactful in our undercarriage business. The decrease in gross profit in 2019, compared to the same period in 2018, was primarily due to the lower sales volume and the unfavorable impact it had on production efficiencies, particularly in the European facilities that produce the Company's undercarriage products.

Consumer Segment

(Amounts in thousands)	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$30,304	$39,863	$147,355	$166,407
Gross profit	2,287	4,110	15,355	23,993
(Loss) income from operations	(1,271)	1,172	1,849	11,994

During the quarter, the decrease in consumer sales was driven by lower sales volume, which negatively impacted net sales by 11.4 percent, while unfavorable price/mix reduced net sales by 10.2 percent and unfavorable currency translation, further decreased net sales by 2.3 percent. Gross profit from the consumer segment for the quarter decreased compared to the comparable prior year quarter, due primarily to lower sales volume, especially in Latin America, in the light and utility truck markets.

The decrease in consumer segment net sales for the year ended December 31, 2019, was primarily due to unfavorable price/mix of 7.6 percent and unfavorable foreign currency translation, primarily in Latin America, which negatively impacted net sales by 4.0 percent. Sales volumes were essentially flat with lower volume in Latin America and Russia offset by higher volumes in other geographies.

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Financial Condition

The Company ended the fourth quarter of 2019 with total cash and cash equivalents of $66.8 million, compared to $81.7 million at December 31, 2018. Long-term debt at December 31, 2019, was $443.3 million, compared to $409.6 million at December 31, 2018. Short-term debt was $61.3 million at December 31, 2019, compared to $51.9 million at December 31, 2018. Net debt (total debt less cash and cash equivalents) was $437.8 million at December 31, 2019, compared to $379.8 million at December 31, 2018.

Net cash provided by operating activities for the year ended December 31, 2019, was $45.4 million, compared to net cash used for operations of $36.2 million for the comparable prior year period. This dramatic improvement was due to liquidation of working capital as a result of company-wide initiatives surrounding inventory management and the impact of lower sales in 2019 as compared to the prior year. Capital expenditures were $36.4 million for the year ended December 31, 2019, compared to $39.0 million for the comparable prior year period.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the fourth quarter financial results on Wednesday, March 4, 2020, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference with live audio Q&A, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; unfavorable outcomes of legal proceedings; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic

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uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)

Net sales	$301,790	$363,403	$1,448,666	$1,602,408
Cost of sales	283,458	326,714	1,319,662	1,404,142
Gross profit	18,332	36,689	129,004	198,266
Selling, general and administrative expenses	31,092	32,481	137,697	134,789
Research and development expenses	2,389	2,924	9,859	11,146
Royalty expense	2,373	2,209	9,880	10,087
(Loss) income from operations	(17,522)	(925)	(28,432)	42,244
Interest expense	(8,552)	(7,670)	(33,137)	(30,456)
Foreign exchange gain (loss)	1,781	(3,992)	3,999	(11,179)
Other income	1,202	1,534	9,526	19,198
(Loss) income before income taxes	(23,091)	(11,053)	(48,044)	19,807
Provision for income taxes	2,714	3,024	3,475	6,762
Net (loss) income	(25,805)	(14,077)	(51,519)	13,045
Net loss attributable to noncontrolling interests	(970)	(1,786)	(3,094)	(3,042)
Net (loss) income attributable to Titan	(24,835)	(12,291)	(48,425)	16,087
Redemption value adjustment	—	(1,141)	(1,928)	(12,207)
Net (loss) income applicable to common shareholders	$(24,835)	$(13,432)	$(50,353)	$3,880

(Loss) Earnings per common share:
Basic	$(.41)	$(.22)	$(.84)	$.06
Diluted	$(.41)	$(.22)	$(.84)	$.06
Average common shares and equivalents outstanding:
Basic	60,287	59,917	60,100	59,820
Diluted	60,287	59,917	60,100	59,909

Dividends declared per common share:	$.005	$.005	$.02	$.02

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Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	December 31, 2019	December 31, 2018

Assets
Current assets
Cash and cash equivalents	$66,799	$81,685
Accounts receivable (net of allowance of $3,714 and $3,404, respectively)	185,238	241,832
Inventories	333,356	395,735
Prepaid and other current assets	58,869	60,229
Total current assets	644,262	779,481
Property, plant and equipment, net	374,798	384,872
Operating lease assets	23,914	—
Deferred income taxes	2,331	2,874
Other long-term assets	69,002	84,029
Total assets	$1,114,307	$1,251,256

Liabilities
Current liabilities
Short-term debt	$61,253	$51,885
Accounts payable	158,647	212,129
Other current liabilities	107,253	111,054
Total current liabilities	327,153	375,068
Long-term debt	443,349	409,572
Deferred income taxes	6,672	9,416
Other long-term liabilities	73,145	67,290
Total liabilities	850,319	861,346

Redeemable noncontrolling interest	25,000	119,813

Equity
Titan stockholders' equity
Common stock ($0.0001 par, 120,000,000 shares authorized, 60,710,983 issued at December 2019 and 60,715,356 at December 2018)	—	—
Additional paid-in capital	532,070	519,498
Retained deficit	(74,334)	(29,048)
Treasury stock (at cost, 427,771 shares at December 2019 and 798,383 shares at December 2018)	(4,234)	(7,831)
Accumulated other comprehensive loss	(218,651)	(203,571)
Total Titan stockholders’ equity	234,851	279,048
Noncontrolling interests	4,137	(8,951)
Total equity	238,988	270,097
Total liabilities and equity	$1,114,307	$1,251,256

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Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Twelve months ended
	December 31,
Cash flows from operating activities:	2019	2018
Net (loss) income	$(51,519)	$13,045
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
Depreciation and amortization	54,376	57,618
Deferred income tax provision	(2,300)	(2,291)
Gain on investment sale	(4,695)	—
Stock-based compensation	1,381	1,130
Issuance of treasury stock under 401(k) plan	1,076	561
Foreign currency translation loss	(4,657)	3,149
(Increase) decrease in assets:
Accounts receivable	56,832	(36,092)
Inventories	63,654	(77,919)
Prepaid and other current assets	1,912	(5,377)
Other long-term assets	(1,842)	(13,054)
Increase (decrease) in liabilities:
Accounts payable	(53,183)	29,364
Other current liabilities	(10,155)	(2,866)
Other liabilities	(5,438)	(3,444)
Net cash provided by (used for) operating activities	45,442	(36,176)
Cash flows from investing activities:
Capital expenditures	(36,414)	(39,000)
Sale of Wheels India Limited shares	19,021	—
Payments related to redeemable noncontrolling interest	(71,722)	—
Other	(3,476)	2,069
Net cash used for investing activities	(92,591)	(36,931)
Cash flows from financing activities:
Proceeds from borrowings	134,227	57,294
Payment on debt	(100,901)	(38,557)
Dividends paid	(1,204)	(1,201)
Net cash provided by financing activities	32,122	17,536
Effect of exchange rate changes on cash	141	(6,314)
Net decrease in cash and cash equivalents	(14,886)	(61,885)
Cash and cash equivalents, beginning of year	81,685	143,570
Cash and cash equivalents, end of year	$66,799	$81,685

Supplemental information:
Interest paid	$32,498	$30,800
Income taxes paid, net of refunds received	$10,416	$12,435
Non-cash information:
Deferred compensation obligation paid through the transfer of trust assets	$—	$14,268

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income (loss) attributable to Titan, EBITDA, and adjusted EBITDA, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income (loss) attributable to Titan, EBITDA, and adjusted EBITDA, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income (loss) attributable to Titan, EBITDA, and adjusted EBITDA should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income (loss) attributable to Titan to net (loss) income applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and twelve month periods ended December 31, 2019 and 2018.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018

Net (loss) income applicable to common shareholders	$(24,835)	$(13,432)	$(50,353)	$3,880
Adjustments:
Remove redemption value adjustment	—	(1,141)	(1,928)	(12,207)

Adjustments:
Costs relating to potential ITM public listing	421	—	2,694	—

Adjusted net (loss) income attributable to Titan	$(24,414)	$(12,291)	$(45,731)	$16,087

Adjusted earnings per common share:
Basic	$(0.40)	$(0.21)	$(0.76)	$0.27
Diluted	$(0.40)	$(0.21)	$(0.76)	$0.27

Average common shares and equivalents outstanding:
Basic	60,287	59,917	60,100	59,820
Diluted	60,287	59,917	60,100	59,909

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The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three and twelve-month periods ended December 31, 2019 and 2018.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018

Net (loss) income	$(25,805)	$(14,077)	$(51,519)	$13,045
Adjustments:
Provision for income taxes	2,714	3,024	3,475	6,762
Interest expense	8,552	7,670	33,137	30,456
Depreciation and amortization	13,029	14,223	54,376	57,618
EBITDA	$(1,510)	$10,840	$39,469	$107,881
Adjustments:
Costs relating to potential ITM public listing	421	—	2,694	—
Foreign exchange (gain) loss	(1,781)	3,992	(3,999)	11,179
Adjusted EBITDA	$(2,870)	$14,832	$38,164	$119,060

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